U.S. SECURITIES AND EXCHANGE COMMISSION
                       WASHINGTON, D.C. 20549
                            FORM SB-2/A

        REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                       Otish Resources, Inc.
     (Exact name of Small Business as specified in its charter)


        DELAWARE                              98-0393071
 (State of Incorporation)                 (I.R.S. Employer
                                          Identification No.)


                      #1000 355 BURRARD STREET
                            VANCOUVER, BC

       (Address and Telephone Number of Registrant's Principle
         Executive Offices and Principle Place of Business)

                              STAN FORD
                              PRESIDENT
                        OTISH RESOURCES, INC.

                      #1000 355 BURRARD STREET
                            VANCOUVER, BC

      (Name, Address and Telephone Number of Agent for Service)

                    Copies of communications to:
                            John Heskett
                          HESKETT & HESKETT
                   501 South Johnstone, Suite 501
                       Bartlesville, OK 74003
                    Telephone No: (918) 336-1773
                    Facsimile No: (918) 336-3152

 APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
 As soon as practible after this Registration Statement becomes effective.

 If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |__|

 If this Form is a post-effective amendment filed pursuant to Rule 462(C) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |__|

 If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |__|

 If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ __ ]
 CALCULATION OF REGISTRATION FEE

  Title of Each Class Of
 Securities to be Registered           Amount to be Registered

 Common Stock of                                  5,481,004
 par value $0.001
 per share



     Proposed Maximum                      Amount of
 Aggregate Offering Price               Registration fee

      $ 0.001                               $ 100.00


 (1)  This price was arbitrarily determined by Otish Resources, Inc.

 (2) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457 under the Securities Act.

 THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SHAREHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

 PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION DATED NOVEMBER ____,
 2003.

 THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.



                            PROSPECTUS
                      OTISH RESOURCES, INC.
                         5,481,004 SHARES
                           COMMON STOCK

   The selling shareholders named in this prospectus are offering 5,481,004 shares of our common stock offered through this prospectus. Otish Resources, Inc. will not receive any proceeds from this offering. We have set an offering price for these securities of $0.20 per share. Currently, our common stock is not trading on any public market or securities exchange.

   The purchase of the securities offered through this prospectus involves a high degree of risk. See section entitled "Risk
   Factors" on pages 5 - 9.

   NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

   The Date Of This Prospectus Is: November ____, 2003




                        Table Of Contents
                                                           PAGE

   3    SUMMARY INFORMATION AND RISK FACTORS                 8

    -   The common shares offered are highly speculative,
        in nature, involve a high degree of risk and
        should be purchased only by persons who can
        afford to lose their entire investment               8
    -   We lack an operating history and have losses
        which we expect to continue into the future          9
    -   We have no known ore or kimberlite reserves
        and we cannot guarantee we will find any
        diamond bearing kimberlites; if we find
        commercial minerals, there can be no guarantee
        that production will be profitable                   9
    -   Weather interruptions in the province of Quebec
        may affect and delay our proposed exploration
        operations                                           9
    -   We are a small operation and not have much
        capital                                              9
    -   If we find diamond bearing kimberlite material
        but do not have the funds to process the
        material, we will cease operations and you will
        lose your investment                                 9
    -   If we do not find diamondiferous kimberlite we
        will cease operations                               10
    -   If we do not find this diamondiferous kimberlite
        or we cannot remove the diamond material, either because we do not have the money to do it or because it is not economically feasible to do it,
        we will cease operations and you will lose your
        investment                                          10
    - Because Stan Ford will own more than 50% of our outstanding common shares after this offering and will be able to decide who will be our directors,
        you may not be able to elect any directors          10
    -   Stan Ford's control prevents you from causing a
        change in the course of our operations              10
    -   There is no public trading market for our common
        stock and you may not be able to resell your
        common stock                                        10
    -   The selling shareholders are offering 5,481,004
        shares of our common stock through this prospectus  11
    -   Loss of our key management staff, Stan Ford,
        P.Eng., and key consultants such as George
        Cargill, Phd.P.Eng., will be detrimental to our
        business                                            11
    - Our sole officer and director has a conflict of interest in that he is an officer and director of other companies which will prevent him from devoting full-time t our operations which may
        affect our operations                               11
    -   We do not expect to pay dividends and none are
        anticipated                                         11
    -   Trading in our securities is subject to the
        "penny stock" rules                                 12
    -   As we undertake exploration of our mineral
        claims, we will be subject to compliance with government regulation that may increase the
        anticipated cost of our exploration program         12
    -   Certain States may not allow sales of our
        common shares and investors may be required to
        hold their common shares indefinitely               13
    - A business combination with a third party will probably result in a change in control and of
        management                                          13
    -   We will require additional management personnel
        with expertise in mining and exploration in
        order to achieve our business objectives            13

   4    USE OF PROCEEDS                                     13

   5    DETERMINATION OF OFFERING PRICE                     13

   6    DILUTION                                            14

   7    SELLING SECURITY HOLDERS                            14

   8    PLAN OF DISTRIBUTION                                17

   9    LEGAL PROCEEDINGS                                   18

   10   DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND
        CONTROL PERSONS                                     19

   11   SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
        AND MANAGEMENT                                      20

   12   DESCRIPTION OF SECURITIES                           21

   13   INTEREST OF NAMED EXPERTS AND COUNSEL               23

   14   DISCLOSURE OF COMMISSION POSITION OF
        INDEMNIFICATION FOR SECURITIES ACT LIABILITIES      23

   15   ORGANIZATION WITHIN LAST FIVE YEARS                 23

   16   DESCRIPTION OF BUSINESS                             24

   17   MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF
        OPERATIONS                                          27

   18   DESCRIPTION OF PROPERTY                             30

   19   CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS      30

   20   MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER
        MATTERS                                             31

   21   EXECUTIVE COMPENSATION                              41

   22   FINANCIAL STATEMENTS                                42

   23   CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON
        ACCOUNTING AND FINANCIAL DISCLOSURE                 42

   24   INDEMNIFICATION OF DIRECTORS AND OFFICERS           42

   25   OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION         42

   26   RECENT SALES OF UNREGISTERED SECURITIES             42

   27   EXHIBITS                                            45

   28   UNDERTAKINGS                                        46



   Until ________, all dealers that effect transactions in these securities whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer's obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.



   3     SUMMARY INFORMATION AND RISK FACTORS

   Otish Resources, Inc., is a Delaware corporation that was formed in February, 2003. After careful research for potential of diamond ferous kimberlitic bodies, our President Mr. Ford decided to locate his efforts in the Otish Mountain Region of Quebec, Canada. In less than ten years, Canada has developed as a major world supplier of diamonds. The first discovery and development of the Canadian diamond industry was in the Northwest Territories. To date, diamonds have been found down-ice from Otish Mountain. During December, 2002, the two groups of claims were staked and later sold to us. We acquired an additional group of claims in July of 2003. The Company's President commissioned reports to evaluate the area of the claims and to recommend an exploration program to develop mineral prospects including diamond bearing kimberlite bodies. In order to write the report, old mine data and geological reports were compiled and a review of active mining operations in the region were conducted. The reports included the initial prospecting and preliminary geological work proposed by the geologist. It should be noted that several other public and private companies have now started exploring the Otish Mountain Area for diamonds and metals.

   We presently maintain our principal offices at #1000 355
   Burrard Street, Vancouver, BC.Our Phone number is
   604-687-5257. Our Facsimile Number is 866-462-1321.

    The Offering
    Securities Being Offered   Up to 5,481,004 shares of  our
                               common stock.

    Offering Price and         The  offering  price  of the
    Alternative Plan of        common stock is $0.001
    Distribution               per  share.  We  intend  to  apply
                                to  the  NASD over-the-counter
                               bulletin  board  to  allow  the
                               trading  of  our  common stock
                               upon our becoming a reporting
                               entity under the Securities
                               Exchange Act of 1934. If our
                               common stock becomes so traded and
                               a  market for the stock develops,
                               the actual price of  stock  will
                               be determined by  prevailing
                               market prices at  the time of sale
                               or by private  transactions
                               negotiated by  the selling
                               shareholders.  The  offering price
                               would thus be determined by market
                               factors and the independent
                               decisions  of the selling
                               shareholders.

    Minimum Number of Shares   None.
    To Be Sold in This
    Offering

    Securities Issued          5,481,004 shares of our common
    and To Be Issued           stock are issued and
                               outstanding as of the date
                               of this prospectus.  All of
                               the  common stock to be
                               sold under this prospectus
                               will be sold by existing
                               shareholders.

    Use of Proceeds            We  will not receive any
                               proceeds from the sale of
                               the  common stock by the
                               selling shareholders.

   Summary Financial Information

   The following summary financial data should be read in conjunction with Management's Discussion and Analysis or Plan of Operation and the Financial Statements and Notes thereto, included elsewhere in this Prospectus.

    Balance Sheet Data                August 31, 2003

    Cash                              $ 38,820
    Total Assets                      $ 38,820
    Liabilities                       $      0
    Total Stockholders' Equity        $ 38,820

    Statement of Loss and Deficit     September 30, 2003

    Revenue                           $     Nil
    Net Loss for the Period           $ (220,580)



   RISK FACTORS

   THE COMMON SHARES OFFERED ARE HIGHLY SPECULATIVE IN NATURE, INVOLVE A HIGH DEGREE OF RISK AND SHOULD BE PURCHASED ONLY BY PERSONS WHO CAN AFFORD TO LOSE THEIR ENTIRE INVESTMENT. Accordingly, prospective investors should carefully consider, along with other matters referred to herein, the following risk factors in evaluating us and our business before purchasing any common shares. This prospectus contains forward-looking statements which involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth in the following risk factors and elsewhere in this prospectus. Please note that throughout this prospectus, the words "we", "our" or "us" refer to Otish Resources, Inc. and not the selling stockholders.

   WE LACK AN OPERATING HISTORY AND HAVE LOSSES WHICH WE EXPECT
   TO CONTINUE INTO THE FUTURE.

   We were incorporated in February, 2003, and we have not started our proposed business operations or realized any revenues. We have no operating history upon which an evaluation of our future success or failure can be made. Our ability to achieve and maintain profitability and positive cash flow is dependent upon:

    -     our ability to locate a profitable mineral property
    -     our ability to generate revenues
    - our ability to raise the capital necessary to continue exploration and development of the property.

   Based upon current plans, we expect to incur operating losses in future periods. This will happen because there are expenses associated with the research and exploration of our mineral properties. We cannot guarantee that we will be successful in generating revenues in the future. Failure to generate revenues will cause us to go out of business.

   WE HAVE NO KNOWN ORE OR KIMBERLITE RESERVES AND WE CANNOT
   GUARANTEE WE WILL FIND ANY DIAMOND BEARING KIMBERLITES; IF WE
   FIND COMMERCIAL MINERALS, THERE CAN BE NO GUARANTEE THAT
   PRODUCTION WILL BE PROFITABLE.

   We have not identified any diamondiferous kimberlite bodies on the properties and we cannot guarantee we will ever find any. Even if we find that there is any diamondiferous kimberlite bodies on our property, we cannot guarantee that we will be able to recover the diamonds. Even if we recover diamonds, we cannot guarantee that we will make a profit.

   WEATHER INTERRUPTIONS IN THE PROVINCE OF QUEBEC MAY AFFECT AND
   DELAY OUR PROPOSED EXPLORATION OPERATIONS.

   While we plan to conduct our exploration year round, it is possible that snow or rain could cause roads leading to our claims to be impassible. When roads are impassible, we will be unable to work and generate income.

   WE ARE A SMALL OPERATION AND DO NOT HAVE MUCH CAPITAL.
   Therefore, we must limit our exploration. Because we may have to limit our exploration, we may not find diamond bearing kimberlite material even though our property may contain diamond bearing kimberlite material.

   IF WE FIND DIAMOND BEARING KIMBERLITE MATERIAL BUT DO NOT HAVE
   THE FUNDS TO PROCESS THE MATERIAL, WE WILL CEASE OPERATIONS
   AND YOU WILL LOSE YOUR INVESTMENT.

   We may not have access to all of the supplies and materials we need to begin exploration which could cause us to delay or suspend operations.

   Competition and unforeseen limited sources of supplies in the industry could result in occasional spot shortages of supplies and certain equipment such as helicopters, bulldozers and excavators that we might need to conduct exploration. We have not attempted to locate or negotiate with any suppliers of products, equipment or materials. We will attempt to locate products, equipment and materials after this offering is complete. If we cannot find the products, equipment and materials we need, we will have to suspend our exploration plans until we do find the products, equipment and materials we need.

   IF WE DO NOT FIND DIAMONDIFEROUS KIMBERLITE WE WILL CEASE
   OPERATIONS. Our success depends on finding diamondiferous kimberlite material.

   IF WE DO NOT FIND THIS DIAMONDIFEROUS KIMBERLITE OR WE CANNOT
   REMOVE THE DIAMOND MATERIAL, EITHER BECAUSE WE DO NOT HAVE THE
   MONEY TO DO IT OR BECAUSE IT IS NOT ECONOMICALLY FEASIBLE TO
   DO IT, WE WILL CEASE OPERATIONS AND YOU WILL LOSE YOUR
   INVESTMENT.

   We may not have enough money to complete our exploration and as a result may have to cease or suspend our operations.
   We may not have enough money to complete our exploration of our property. If it turns our that we have not raised enough money to complete our exploration program, we will try to raise additional funds from a second public offering, a private placement or loans. At the present time, we have not made any plans to raise additional money and there is no assurance that we would be able to raise additional money in the future. In the event we need additional money and can not raise it, we will have to suspend or cease our operations.

   BECAUSE STAN FORD WILL OWN MORE THAN 50% OF OUR OUTSTANDING
   COMMON SHARES AFTER THIS OFFERING AND WILL BE ABLE TO DECIDE
   WHO WILL BE OUR DIRECTORS, YOU MAY NOT BE ABLE TO ELECT ANY
   DIRECTORS.

   Stan Ford owns 20,000,000 common shares and will continue to control us. As a result Stan Ford will be able to elect all of our directors and control our operations.

   STAN FORD'S CONTROL PREVENTS YOU FROM CAUSING A CHANGE IN THE
   COURSE OF OUR OPERATIONS.

   Stan Ford will control us after the effective date of this prospectus. Therefore, your ability to cause a change in the course of our operations is eliminated. As such, the value attributable to the right to vote is gone. This could result in a reduction in value to the common shares you own because of the ineffective voting power. Mr. Ford's majority ownership could adversely affect the value of your shares and prevent us from undergoing a change of control in the future.

   THERE IS NO PUBLIC TRADING MARKET FOR OUR COMMON STOCK AND YOU
   MAY NOT BE ABLE TO RESELL YOUR COMMON STOCK.

   There is currently no public trading market for our common stock. Therefore, there is no central place, such as a stock exchange or electronic trading system, to resell your common shares. Our common shares have not been listed or quoted on any exchange or quotation system. If you do want to resell your common shares, you will have to locate a buyer and negotiate your own sale, if you want to resell your common shares. We currently intend to apply for a listing on the OTC Electronic Bulletin Board operated by the National Association of Securities Dealers. There can be no assurance that a market maker will agree to file the necessary application documents nor that such application will be approved. If we are listed on the OTC Electronic Bulletin Board, there can be no assurance. If the selling shareholders sell a large number of shares all at once or in blocks, the market price of our shares would most likely decline.

   THE SELLING SHAREHOLDERS ARE OFFERING 5,481,004 SHARES OF OUR COMMON STOCK THROUGH THIS PROSPECTUS. Our common stock is presently not traded on any market or securities exchange, but should a market develop, shares sold at a price below the current market price at which the common stock is trading will cause that market price to decline. Moreover, the offer or sale of a large number of shares at any price may cause the market price to fall. The outstanding shares of common stock covered by this prospectus represent approximately 20% of the common shares outstanding as of the date of this prospectus. hat a regular trading market will develop or that if developed will be sustained. An investor may be unable to liquidate his investment in the absence of trading market.

   LOSS OF OUR KEY MANAGEMENT STAFF, STAN FORD, P.ENG., AND KEY
   CONSULTANTS SUCH AS GEORGE CARGILL, PHD.P.ENG., WILL BE
   DETRIMENTAL TO OUR BUSINESS.

   We are presently dependent to a great extent upon the experience, abilities and continued services of Stan Ford, P.Eng., our sole officer and director and George Cargill, Phd.P.Eng., our independent geologist. The loss of services of Stan Ford or George Cargill, Ph.D.Eng. could have a material adverse effect on our business, financial condition or results of operation.

   OUR SOLE OFFICER AND DIRECTOR HAS A CONFLICT OF INTEREST IN
   THAT HE IS AN OFFICER AND DIRECTOR OF OTHER COMPANIES WHICH
   WILL PREVENT HIM FROM DEVOTING FULL-TIME TO OUR OPERATIONS
   WHICH MAY AFFECT OUR OPERATIONS.

   Our sole officer and director, Stan Ford has a conflict of interest in that he is an officer and director of other companies. Stan's other activities will prevent him from devoting full-time to our operations. This will slow our operations and may reduce our financial results because of the slow down in operations.

   WE DO NOT EXPECT TO PAY DIVIDENDS AND NONE ARE ANTICIPATED.

   To date, we have paid no cash dividends on our common shares.
   For the foreseeable future, earnings generated from our operations will be retained for use in our business and not to pay dividends.

   "Penny Stock" Rules May Make Buying or Selling Our Common
   Stock Difficult.

   TRADING IN OUR SECURITIES IS SUBJECT TO THE "PENNY STOCK" RULES. The SEC has adopted regulations that generally define a penny stock to be any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. These rules require that any broker-dealer who recommends our securities to persons other than prior customers and accredited investors, must, prior to the sale, make a special written suitability determination for the purchaser and receive the purchaser's written agreement to execute the transaction. Unless an exception is available, the regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the risks associated with trading in the penny stock market. In addition, broker-dealers must disclose commissions payable to both the broker- dealer and the registered representative and current quotations for the securities they offer. The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from effecting transactions in our securities, which could severely limit their market price and liquidity of our securities. Broker-dealers who sell penny stocks to certain types of investors are required to comply with the Commission's regulations concerning the transfer of penny stock. These regulations require broker-dealers to:

    - Make a suitability determination prior to selling a penny stock to the purchaser;

    - Receive the purchaser's written consent to the transaction; and

    -     Provide certain written disclosures to the purchaser.

   These requirements may restrict the ability of broker-dealers to sell our common stock and may affect your ability to resell our common stock.

   AS WE UNDERTAKE EXPLORATION OF OUR MINERAL CLAIMS, WE WILL BE
   SUBJECT TO COMPLIANCE WITH GOVERNMENT REGULATION THAT MAY
   INCREASE THE ANTICIPATED COST OF OUR EXPLORATION PROGRAM.

   There are several governmental regulations that materially restrict mineral exploration or exploitation. We will be subject to the Mining Act of Quebec as we carry out our exploration program.

   We may be required to obtain work permits, post bonds and perform remediation work for any physical disturbance to the land in order to comply with these regulations. While our planned exploration program budgets for regulatory compliance, there is a risk that new regulations could increase our costs of doing business and prevent us from carrying our exploration program.

   CERTAIN STATES MAY NOT ALLOW SALES OF OUR COMMON SHARES AND
   INVESTORS MAY BE REQUIRED TO HOLD THEIR COMMON SHARES
   INDEFINITELY.

   The common shares offered are intended to be qualified or exempt for sale only in a limited number of states.
   Purchasers of the common shares may move to jurisdictions in which the common shares are not qualified or exempt. No assurances can be given that we will be able to effect any required qualification or that any exemption will be available permitting a purchaser to sell his common shares, and, as a result, such common shares may be required to be held indefinitely.

   A BUSINESS COMBINATION WITH A THIRD PARTY WILL PROBABLY RESULT
   IN A CHANGE IN CONTROL AND OF MANAGEMENT.

   A business combination with a third party involving the issuance of our common stock will, in all likelihood, result in shareholders of another company obtaining a controlling interest in us. The resulting change in control will likely result in removal of our present officer and director and a corresponding reduction in or elimination of his/her participation in our future affairs.

   WE WILL REQUIRE ADDITIONAL MANAGEMENT PERSONNEL WITH EXPERTISE
   IN MINING AND EXPLORATION IN ORDER TO ACHIEVE OUR BUSINESS
   OBJECTIVES.

   We will require additional management, middle management and technical personnel who have previous expertise in mineral exploration in order to achieve our business objectives. We may be unable to attract, assimilate or retain our highly qualified employees. There is significant competition for qualified employees in the exploration industry. If we do not succeed in attracting new personnel or retaining and motivating our current personnel, our business will be adversely affected.

   Forward-Looking Statements

   This prospectus contains forward-looking statements that involve risks and uncertainties. We use words such as anticipate, believe, plan, expect, future, intend and similar expressions to identify such forward-looking statements. You should not place too much reliance on these forward-looking statements. Our actual results are most likely to differ materially from those anticipated in these forward-looking statements for many reasons, including the risks faced by us described in this Risk Factors section and elsewhere in this prospectus.

   4     USE OF PROCEEDS

   We will not receive any proceeds from the sale of the common stock offered through this prospectus by the selling shareholders.

   5     DETERMINATION OF OFFERING PRICE

   The $0.20 per share offering price of our common stock was arbitrarily chosen. However, the selection of this particular price was influenced by the last sales price from our most recent private offering of common stock which was $0.20 per share. There is no relationship whatsoever between this price and our assets, earnings, book value or any other objective criteria of value.

   We intend to apply to the NASD over-the-counter bulletin board for the trading of our common stock upon our becoming a reporting entity under the Securities Exchange Act of 1934. We intend to file a registration statement under the Exchange Act concurrently with the effectiveness of the registration statement of which this prospectus forms a part. If our common stock becomes so traded and a market for the stock develops, the actual price of stock will be determined by prevailing market prices at the time of sale or by private transactions negotiated by the selling shareholders. The offering price would thus be determined by market factors and the independent decisions of the selling shareholders.

   6     DILUTION

   The common stock to be sold by the selling shareholders is common stock that is currently issued and outstanding.
   Accordingly, there will be no dilution to our existing shareholders.

   7     SELLING SECURITY HOLDERS

   The selling shareholders named in this prospectus are offering all of the 5,481,004 shares of common stock offered through this prospectus. The selling shareholders acquired these shares from us in an offering that was exempt from registration under Regulation S of the Securities Act of 1933 and completed on July 1, 2003;

   The following table provides as of November 20, 2003, information regarding the beneficial ownership of our common stock held by each of the selling shareholders, including:

    1.   the number of shares owned by each prior to this offering;
    2. the total number of shares that are to be offered by each;
    3. the total number of shares that will be owned by each upon completion of the offering;
    4. the percentage owned by each upon completion of the offering; and
    5. the identity of the beneficial holder of any entity that owns the shares.


                            Shares of Common         Percent of
      Name of Selling       Stock Owned Prior     Common Stock Owned
         Stockholder           To Offering        Prior to Offering

   Sarah J. Allen                 1,000               0.01824%
   Stacy L. Bagley                1,000               0.01824%
   Des Balakrishnan             400,000               7.29793%
   Richard Banysch              320,000               5.83834%
   Gail Barber                    2,000               0.03648%
   Greg E. Benedyk                1,000               0.01824%
   Robert Blundon                 1,000               0.01824%
   Clay Bridges                 300,000               5.47344%
   Clayton K. Bridges             1,000               0.01824%
   Peter K. Browning              1,000               0.01824%
   Daphne Carter                  1,000               0.01824%
   Stephen A. Carter              1,000               0.01824%
   David Ciccozzi               440,000               8.02772%
   Dave Clarke                    1,000               0.01824%
   Corle G. Clifton               1,000               0.01824%
   Deecembra Diamond              1,000               0.01824%
   Nancie Doherty                 1,000               0.01824%
   Alan R. Filson                 5,000               0.09122%
   Erin Filson                  300,000               5.47344%
   Erin E. Filson                 1,000               0.01824%
   Herbert Flachman               1,000               0.01824%
   Gordon D. Ford                 1,000               0.01824%
   Peter Gallagher                1,000               0.01824%
   Troy Getz                    500,000               9.12241%
   Danielle Greiner              70,000               1.27713%
   Don Harris                   100,000               1.82448%
   Jack L. Harris                 1,000               0.01824%
   W. Donald Haugen               1,000               0.01824%
   Susan H. Haugen                1,000               0.01824%
   Kathy Hemby                  166,667               3.04081%
   Jean L. Hill                   1,000               0.01824%
   Ivette Hunsinger             500,000               9.12241%
   All-Tex Insurance            100,000               1.82448%
   Drew Johnson                  50,000               0.91224%
   Carla Kelly-Filson           400,000               7.29793%
   Jill Kennedy                 100,000               1.82448%
   Cecile Lam                     1,000               0.01824%
   Eric Leest                     1,000               0.01824%
   David H. Lennox              100,000               1.82448%
   David H. Lennox                2,000               0.03648%
   Linda Libin                    1,000               0.01824%
   Courtland L. Logue, Jr.        1,000               0.01824%
   Jane Martin                   50,000               0.91224%
   Mary V. McDonald               1,000               0.01824%
   Richard Nash                   1,000               0.01824%
   John Orton                     1,000               0.01824%
   Terri Orton                    1,000               0.01824%
   David Parker                 100,000               1.82448%
   Christopher Penner           440,000               8.02772%
   Ramona Phemister               2,000               0.03648%
   Troy Pope                    100,000               1.82448%
   Erika Raab                     2,000               0.03648%
   Joseph Raab                    3,000               0.05473%
   Maria Raggio                 100,000               1.82448%
   Ian Scott Raleigh              1,000               0.01824%
   John T. Ramsey                 1,000               0.01824%
   Glen Reid                      1,000               0.01824%
   Maurice D. Rohleder            1,000               0.01824%
   Chandra Rusk                 100,000               1.82448%
   Theodore A. Schwartz           1,000               0.01824%
   Anabella Smith               100,000               1.82448%
   Doug Stewart                   1,000               0.01824%
   Carol Tabin                    1,000               0.01824%
   Freda Thompson               133,337               2.43271%
   Travis Toll                    1,000               0.01824%
   Harry Urschitz                 1,000               0.01824%
   Scott Van Mol                  1,000               0.01824%
   Robert Waters                400,000               7.29793%
   Jeff Webb                      1,000               0.01824%
   Todd Weeks                     1,000               0.01824%
   Bill Whittle                   2,000               0.03648%
   Kathy Woods                    1,000               0.01824%
   Rick Woods                     1,000               0.01824%
   Wayne Yack                     1,000               0.01824%
   Cheryl Clark                  50,000               0.91224%


                                            Shares of
                            Shares of      Common Stock
      Name of Selling      Common Stock    Owned After
         Stockholder        To be Sold       Offering      Percent

   Sarah J. Allen              1,000             0             0%
   Stacy L. Bagley             1,000             0             0%
   Des Balakrishnan          400,000             0             0%
   Richard Banysch           320,000             0             0%
   Gail Barber                 2,000             0             0%
   Greg E. Benedyk             1,000             0             0%
   Robert Blundon              1,000             0             0%
   Clay Bridges              300,000             0             0%
   Clayton K. Bridges          1,000             0             0%
   Peter K. Browning           1,000             0             0%
   Daphne Carter               1,000             0             0%
   Stephen A. Carter           1,000             0             0%
   David Ciccozzi            440,000             0             0%
   Dave Clarke                 1,000             0             0%
   Corle G. Clifton            1,000             0             0%
   Deecembra Diamond           1,000             0             0%
   Nancie Doherty              1,000             0             0%
   Alan R. Filson              5,000             0             0%
   Erin Filson               300,000             0             0%
   Erin E. Filson              1,000             0             0%
   Herbert Flachman            1,000             0             0%
   Gordon D. Ford              1,000             0             0%
   Peter Gallagher             1,000             0             0%
   Troy Getz                 500,000             0             0%
   Danielle Greiner           70,000             0             0%
   Don Harris                100,000             0             0%
   Jack L. Harris              1,000             0             0%
   W. Donald Haugen            1,000             0             0%
   Susan H. Haugen             1,000             0             0%
   Kathy Hemby               166,667             0             0%
   Jean L. Hill                1,000             0             0%
   Ivette Hunsinger          500,000             0             0%
   All-Tex Insurance         100,000             0             0%
   Drew Johnson               50,000             0             0%
   Carla Kelly-Filson        400,000             0             0%
   Jill Kennedy              100,000             0             0%
   Cecile Lam                  1,000             0             0%
   Eric Leest                  1,000             0             0%
   David H. Lennox           100,000             0             0%
   David H. Lennox             2,000             0             0%
   Linda Libin                 1,000             0             0%
   Courtland L. Logue, Jr.     1,000             0             0%
   Jane Martin                50,000             0             0%
   Mary V. McDonald            1,000             0             0%
   Richard Nash                1,000             0             0%
   John Orton                  1,000             0             0%
   Terri Orton                 1,000             0             0%
   David Parker              100,000             0             0%
   Christopher Penner        440,000             0             0%
   Ramona Phemister            2,000             0             0%
   Troy Pope                 100,000             0             0%
   Erika Raab                  2,000             0             0%
   Joseph Raab                 3,000             0             0%
   Maria Raggio              100,000             0             0%
   Ian Scott Raleigh           1,000             0             0%
   John T. Ramsey              1,000             0             0%
   Glen Reid                   1,000             0             0%
   Maurice D. Rohleder         1,000             0             0%
   Chandra Rusk              100,000             0             0%
   Theodore A. Schwartz        1,000             0             0%
   Anabella Smith            100,000             0             0%
   Doug Stewart                1,000             0             0%
   Carol Tabin                 1,000             0             0%
   Freda Thompson            133,337             0             0%
   Travis Toll                 1,000             0             0%
   Harry Urschitz              1,000             0             0%
   Scott Van Mol               1,000             0             0%
   Robert Waters             400,000             0             0%
   Jeff Webb                   1,000             0             0%
   Todd Weeks                  1,000             0             0%
   Bill Whittle                2,000             0             0%
   Kathy Woods                 1,000             0             0%
   Rick Woods                  1,000             0             0%
   Wayne Yack                  1,000             0             0%
   Cheryl Clark               50,000             0             0%



   None of the selling shareholders:

   (1) has had a material relationship with us other than as a shareholder at any time within the past three years; or
   (2)   has ever been one of our officers or directors.

   8     PLAN OF DISTRIBUTION

   The selling shareholders may sell some or all of their common stock in one or more transactions, including block transactions:

   1. On such public markets or exchanges as the common stock may from time to time be trading;
   2.    In privately negotiated transactions;
   3.    Through the writing of options on the common stock;
   4.    In short sales; or
   5.    In any combination of these methods of distribution.

   Although we intend to apply for trading of our common stock on the NASD Over-The-Counter Bulletin Board, public trading of our common stock may never materialize. If our common stock becomes traded on the NASD Over-The-Counter Bulletin Board or another exchange, then the sales price to the public will vary according to the selling decisions of each selling shareholder and the market for our stock at the time of resale. In these circumstances, the sales price to the public may be:

   1. The market price of our common stock prevailing at the time of sale;

   2. A price related to such prevailing market price of our common stock; or

   Such other price as the selling shareholders determine from time to time.

   The shares may also be sold in compliance with the Securities and Exchange Commission's Rule 144.

   The selling shareholders may also sell their shares directly to market makers acting as agents in unsolicited brokerage transactions. Any broker or dealer participating in such transactions as agent may receive a commission from the selling shareholders, or, if they act as agent for the purchaser of such common stock, from such purchaser. The selling shareholders will likely pay the usual and customary brokerage fees for such services. If applicable, the selling shareholders may distribute shares to one or more of their partners who are unaffiliated with us. Such partners may, in turn, distribute such shares as described above.

   We can provide no assurance that all or any of the common stock offered will be sold by the selling shareholders.
   We are bearing all costs relating to the registration of the common stock. The selling shareholders, however, will pay any commissions or other fees payable to brokers or dealers in connection with any sale of the common stock.
   The selling shareholders must comply with the requirements of the Securities Act of 1933 and the Securities Exchange Act in the offer and sale of the common stock. In particular, during such times as the selling shareholders may be deemed to be engaged in a distribution of the common stock, and therefore be considered to be an underwriter, they must comply with applicable law and may, among other things:

   1. Not engage in any stabilization activities in connection with our common stock;

   2. Furnish each broker or dealer through which common stock may be offered, such copies of this prospectus, as amended from time to time, as may be required by such broker or dealer; and

   3. Not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Securities Exchange
         Act.

   9     LEGAL PROCEEDINGS

   We are not currently a party to any legal proceedings.
   OUR AGENT FOR SERVICE OF PROCESS IN DELAWARE IS THE
   CORPORATION TRUST COMPANY, 1209 ORANGE STREET, WILMINGTON,
   DELAWARE 19801.

   10    DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL
         PERSONS

   The following is information regarding our sole executive officer and our two directors and their ages as of November
   20, 2003 :
   Director:

      Name of Director            Age
   ----------------------        -----
   Stan Ford                       60

   Fred Cooper                     56

   Executive Officer:


      Name of Officer              Age     Office
   ---------------------          -----    --------------------
   Stan Ford                       60      President, Treasurer
                                           and Secretary

   Set forth below is a brief description of the background and business experience of our sole executive officer and our directors.

   Mr. Stan Ford is our President, Secretary and Treasurer and is one of our two Directors. Mr. Ford was appointed to the positions of president, treasurer and secretary on February
   21, 2003.

   Mr. Ford, P.Eng., MBA, is a professional engineer registered in the Province of British Columbia and has an MBA in finance from Simon Fraser University. Mr. Ford also received a BAp.Sc. in Civil Engineering in 1967 from the University of British Columbia. Mr. Ford has managed professionals in mineral exploration for 18 years. He is a member of the Professional Engineers and Geoscientists of British Columbia.

   Mr. Cooper has experience with mining companies and currently is under contract with Silver Crest Mines Inc. He has served for the Canadian National Institute for the Blind since 1988 in various capacities, including the Advisory Board and Funding Committee.

   We presently do not pay our directors and officer any salary or consulting fee. We anticipate that compensation may be paid to officers in the event that we determine to proceed with additional exploration programs beyond the first phase program.

   We conduct our business through verbal agreements with consultants and arms-length third parties. Current arrangements in place include the following. Our verbal agreement with our geologist includes his reviewing all of the results from the exploratory work performed upon the site and making recommendations based on those results in exchange for payments equal to the usual and customary rates received by geologists performing similar consulting services. Additionally, we have a verbal agreement with our outside auditors to perform requested accounting functions at their normal and customary rates. Finally, we rent our office space from our President rent-free based upon a verbal month-to-month lease.

   Term of Office

   Our Directors are appointed for a one-year term to hold office until the next annual general meeting of our shareholders or until removed from office in accordance with our bylaws. Our officers are appointed by our board of directors and hold office until removed by the board.

   Significant Employees

   We have no significant employees other than Stan Ford.

   11    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
         MANAGEMENT

   The following table sets forth certain information concerning the number of shares of our common stock owned beneficially as of September 30, 2003 by: (i) each person (including any group) known to us to own more than five percent (5%) of any class of our voting securities, (ii) each of our directors,
   (iii) named executive officers and (iv) officers and directors as a group. At this time, only one shareholder falls within these categories, Mr. Stan Ford, Director, President, Secretary and Treasurer. The shareholders listed possess sole voting and investment power with respect to the shares shown.

                                          Number of
                    Name & Address of     Shares of    Percentage of
   Title of Class   Beneficial Owner     Common Stock  Common Stock

   Common Stock   Stan Ford, P.Eng/MBA    20,000,000      75.52%
                  Director, President,
                Secretary and Treasurer

                      Fred Cooper         1,000,000        3.77%

   Common Stock       All Officers
                     and Directors        5,000,000       79.29%
                       as a Group
                      (one person)


   (1) The percent of class is based on 26,481,004 shares of common stock issued and outstanding as of September 30, 2002.

   The person named above has full voting and investment power with respect to the shares indicated. Under the rules of the Securities and Exchange Commission, a person (or group of persons) is deemed to be a "beneficial owner" of a security if he or she, directly or indirectly, has or shares the power to vote or to direct the voting of such security, or the power to dispose of or to direct the disposition of such security. Accordingly, more than one person may be deemed to be a beneficial owner of the same security. A person is also deemed to be a beneficial owner of any security, which that person has the right to acquire within 60 days, such as options or warrants to purchase our common stock.


   12    DESCRIPTION OF SECURITIES

   General

   Our authorized capital stock consists of 100,000,000 shares of common stock, with a par value of $0.0001 per share, and 10,000,000 shares of preferred stock, with a par value of $0.01 per share. As of September 30, 2003 , there were 26,481,004 shares of our common stock issued and outstanding that were held by seventy-seven (77) stockholders of record. We have not issued any shares of preferred stock.

   Common Stock

   Our common stock is entitled to one vote per share on all matters submitted to a vote of the stockholders, including the election of directors. Except as otherwise required by law or provided in any resolution adopted by our board of directors with respect to any series of preferred stock, the holders of our common stock will possess all voting power. Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all shares of our common stock that are present in person or represented by proxy, subject to any voting rights granted to holders of any preferred stock. A vote by the holders of a majority of our outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to our Articles of Incorporation. Our Articles of Incorporation do not provide for cumulative voting in the election of directors.

   Subject to any preferential rights of any outstanding series of preferred stock created by our board of directors from time to time, the holders of shares of our common stock will be entitled to such cash dividends as may be declared from time to time by our board of directors from funds available therefor.

   Subject to any preferential rights of any outstanding series of preferred stock created from time to time by our board of directors, upon liquidation, dissolution or winding up, the holders of shares of our common stock will be entitled to receive pro rata all assets available for distribution to such holders.

   In the event of any merger or consolidation with or into another company in connection with which shares of our common stock are converted into or exchangeable for shares of stock, other securities or property (including cash), all holders of our common stock will be entitled to receive the same kind and amount of shares of stock and other securities and property (including cash).

   Holders of our common stock have no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to our common stock.

   Preferred Stock

   Our board of directors is authorized by our articles of incorporation to divide the authorized shares of our preferred stock into one or more series, each of which must be so designated as to distinguish the shares of each series of preferred stock from the shares of all other series and classes. Our board of directors is authorized, within any limitations prescribed by law and our articles of incorporation, to fix and determine the designations, rights, qualifications, preferences, limitations and terms of the shares of any series of preferred stock including but not limited to the following:

   (a) the rate of dividend, the time of payment of dividends, whether dividends are cumulative, and the date from which any dividends shall accrue;

   (b) whether shares may be redeemed, and, if so, the redemption price and the terms and conditions of redemption;

   (c) the amount payable upon shares of preferred stock in the event of voluntary or involuntary liquidation;

   (d) sinking fund or other provisions, if any, for the redemption or purchase of shares of preferred stock;

   (e) the terms and conditions on which shares of preferred stock may be converted, if the shares of any series are issued with the privilege of conversion;

   (f) voting powers, if any, provided that if any of the preferred stock or series thereof shall have voting rights, such preferred stock or series shall vote only on a share for share basis with our common stock on any matter, including but not limited to the election of directors, for which such preferred stock or series has such rights; and

   (g) subject to the above, such other terms, qualifications, privileges, limitations, options, restrictions, and special or relative rights and preferences, if any, of shares or such series as our board of directors may, at the time so acting, lawfully fix and determine under the laws of the State of Delaware.

   Dividend Policy

   We have never declared or paid any cash dividends on our common stock. We currently intend to retain future earnings, if any, to finance the expansion of our business. As a result, we do not anticipate paying any cash dividends in the foreseeable future.
   Share Purchase Warrants

   We have not issued and do not have outstanding any warrants to purchase shares of our common stock.

   Options

   We have not issued and do not have outstanding any options to purchase shares of our common stock.

   Convertible Securities

   We have not issued and do not have outstanding any securities convertible into shares of our common stock or any rights convertible or exchangeable into shares of our common stock.

   13    INTEREST OF NAMED EXPERTS AND COUNSEL

   No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest exceeding $50,000, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

   Heskett & Heskett, our independent legal counsel, has provided an opinion on the validity of our common stock.

   Malone & Bailey, independent chartered accountants, has audited our financial statements included in this prospectus and registration statement to the extent and for the periods set forth in their audit report. Malone & Baily has presented their report with respect to our audited financial statements. The report of Malone & Baily is included in reliance upon their authority as experts in accounting and auditing.

   14    DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR
         SECURITIES ACT LIABILITIES

   Our articles of incorporation do not provide that we will indemnify an officer, director, or former officer or director. We have been advised that in the opinion of the Securities and Exchange Commission indemnification for liabilities arising under the Securities Act of 1933 is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable.

   15    ORGANIZATION WITHIN LAST FIVE YEARS

   We were incorporated on February 20, 2003, under the laws of the State of Delaware.

   On April 1, 2003, we entered into a Mining Claim Agreement to purchase 11 mineral claims in the Lac Lavellete Region of Central Quebec, with advance royalties of $50,000 beginning 36 months after the date of the Agreement. On July 24, 2003, Otish assigned all of its rights to explore, produce and sell production on these claims to Diadem Resources, Ltd., subject to a 2% overriding royalty to Otish.

   On May 15, 2003, Otish entered into a Mineral Claim Agreement to purchase 9 mineral claims in the Lac Laparre Region in Central Quebec, subject to payment of $3,500 by July 15, 2003, and $13,000 within 36 months of the date of the Agreement, with advance royalties of $50,000 annually beginning 36 months after the date of the Agreement. On July 17, 2003, we filed mining claims covering 15 properties in the Lac Barou Region in Central Quebec.

   Mr. Stan Ford, our President, Secretary and Treasurer, and a Director, has served in these capacities since our inception. Other than the purchase of the stock, Mr. Ford has not entered into any agreement with us in which he has received from us or provided to us anything of value.

   16    DESCRIPTION OF BUSINESS

   General

   We are a Delaware corporation formed in February 2003. The Company has acquired three claim groups in NTS areas 33A02 (Lac Lavellette) ,23D04 (Lac Laparre) and 33AO1 (Lac Barou) of the Otish Mountains diamond exploration area in Baie James Region of Northern Quebec. The claims were staked based on an interpretation of reprocessed Canadian government aeromagnetic survey data and require further exploration to assess their potential to host discrete intrusives that could be similar to the diamondiferous kimberlitic bodies recently discovered in the region.

   Extensive exploration in the area over the last 3-4 years has resulted in the discovery of a cluster (Renard Pipes) of potentially commercial, diamond bearing kimberlite pipe
   intrusions by the Ashton Canada   Soquem joint venture
   approximately 75 km. North and West of the Company's claim groups. Several kimberlites have also been discovered in NTS area 33A11, approximately 20 km. to the West and East of the Company's claims by the recent Ditem Explorations - Pure Gold Resources joint exploration program on their Tichegami Project (H1,2,3 pipes).

   The Company's claims cover discrete aeromagnetic anomalies that may be related to mafic or ultramafic instrusive bodies similar to kimberlite, the host rock for most primary diamond deposits worldwide. In most cases the anomalies were selected on the basis of their association with a regional group of northwest trending diabase dykes that may represent old deep fracture systems that can serve to localize the intrusion of younger intrusive bodies such as kimberlite.

   The Company holds the claim groups as staked mineral claims, under the terms of the Quebec Mining Regulations. The Company is in good standing until March 4, 2004 (Lac Lavellette Area) ,March 25, 2004 (Lac Laparre Area), and September 2005 (Lac Barou) respectively. The claims were acquired from an independent staker who map designated them through the Quebec GESTIM Systems, and are subject to 21/2 percent Net Mineral Royalty payable on commercial production (of which 11/2 percent can be purchased for $1.0 million within 12 months from commencement of commercial production) and certain expenditure commitments. The claims of each require $785 dollars worth of eligible assessment work expenditures to be made and filed in the first two years after the claims have been map designated

   Location

   The Company's claim groups are located in the Baie James area of Northern Quebec approximately 300 km. North of the Town of Chibougamau. Extensive hydroelectric power development has taken place in the region over the past 30 years. The LaGrande River (LG-2, LG-4) power development access road system passes approximately 180 km. to the North and West of the Company's claim areas, and there is a winter road to the former producing Eastmain Mine site (now owned by Campbell Resources) which passes through the area approximately 20 km.
   West of the Company's   Lac Laparre Area claim, 40 km. East of
   the Company's claims in the Lac Lavellette Area and 5 km of the Company's claims in the Lac Barou Area.

   There is also a 900 metre useable airstrip at the Eastmain mine site and all facilities are available there to service conduct exploration programs. In 2002 the site was operated by Roscoe Postle Associates, Geological Consultants, to conduct exploration programs on behalf of a number of clients.

   The Eastmain River system trends Northeasterly through the region to the North of the Company's claim areas and also provides access to the area with float equipped aircraft. Access internally in the area is via helicopter or float equipped aircraft. Chibougamau, or Mistassini Post to the South provide the nearest supply bases for provisions, fuel, and other logistics support. Float equipped aircraft are available for seasonal charter from Temiscamie, approximately 150 km to the Southwest, Lac Polaris (on the LaGrande LG-4 road system) 200 km. to the Northwest, and at LG-2 300 km. to the West, or from Mistassini/Chibougamau. Scheduled air service from Montreal and elsewhere in Quebec is available into Chibougamau and Radisson (LG-2).

   Wheel equipped aircraft up to DC-3 size can use the Eastmain airstrip and helicopters are available for casual or longer term charter from Chibougamau, Polaris or bases elsewhere in Quebec.

   The Eastmain Mine access road is proposed for sequential upgrading to all weather status, beginning at the Southern end, during the next 2-3 years in order to salvage the timber along the route which was damaged during the extensive forest fires that burned much of the area during the Summer of 2002.

   History

   Various parts of the area have been explored for various commodities for the past 50-60 years. Early base metal and precious metal prospecting activities utilized the river systems for access. Regional geological mapping and aeromagnetic surveys were completed by the mid-1960's and basic data attracted a variety of exploration groups looking for various base precious metals and uranium, depending on commodity cycles. A number of copper, gold and uranium showings were discovered by these programs and the Eastmain Gold Mine (a sulphide iron formation gold deposit) was operated briefly by MSV Resources in the mid-1990's. It shipped ore by road to Chibougamau for custom milling, but closed in 1996-7 due to a combination of road problems (early breakup) and low gold prices.

   More recently, since the early-1990's, when diamond exploration in Canada began to expand after the discoveries in the Northwest Territories, the Central part of Northern Quebec was recognized as a fundamental geologically favorable area for the occurrence of commercial primary diamond deposits hosted in kimberlitic intrusions. The area is part of the geologic region known as the Superior Craton (a geologically very old area of thick stable crustal rocks representing the core of part of the North American Continent). Emperical observations about the occurrence of commercial kimberlite hosted diamond deposits worldwide indicate that cratons host the majority of commercial primary diamond deposits, and such areas are primary areas for exploration for such deposits.
   The Superior Craton is the largest craton in the world.

   Based on this knowledge, a number of major diamond exploration groups (BHP Billiton, Ashton Canada, Soquem, DeBeers), and a few junior exploration companies, (Majescor, Ditem, etc.) began regional sampling programs for diamond indicator minerals programs in various parts of Northern Quebec in the mid- to late-1990's. The kimberlite discovery at Beaver Lake by Uranerz during the uranium exploration period in the early-1980's was clear evidence of potential for the region and the new evaluation of this area by Ditem and ongoing regional work by the majors in the mid-1990's eventually lead to the subsequent discoveries of diamond bearing kimberlite bodies in several areas, including the promising discovery (by
   the Ashton Canada   Soquem joint venture) of the Renard
   kimberlite cluster near Lac Emmanuel in NTS area 33A16 to the North of the Company's claim areas.

   Following the announcement of the discovery of diamonds in the initial tests of the Renard kimberlitic bodies, a major 'staking rush' took place in the area in late-2001 and early-2002. Many junior exploration companies acquired either large contiguous claim groups or smaller isolated blocks covering airborne magnetic anomalies or areas that were selected using other geologic or geophysical criteria. Majescor Resources, a Quebec based exploration company and major landholder in the area entered into a joint venture with BHP Billiton Diamonds on claim areas which surrounded the Renard discoveries, and a drill program was undertaken by BHP in the late-Winter and early-Spring of 2001. The program failed to find any kimberlites and this, coupled with disappointing results by Majescor on its high profile Wemindji kimberlite project 400 km. West of the Company's claim areas, led to a diminished interest by the investment community in financing new work by the other juniors holding claims in these areas.

   A number of companies persisted, however, and indicator mineral sampling programs, airborne geophysical surveys and drilling were undertaken by several companies and joint
   ventures.  These included Ditem and the Ditem   Pure Gold
   joint venture, Melkior Resources, the Majescor-Canabrava joint venture, Dios Exploration, Gold Summit Mines, Stratabound Resources, Sparton Resources, Consolidated Thompson Lundmark Gold Mines, and Bard Ventures. Three new kimberlite pipes
   were found during 2002 and early-2003 by the Ditem   Pure Gold
   joint venture and Ditem (H1, H2, H3 pipes) these are located about 20 km. North of the original Beaver Lake discovery, and 70 km. South of the Renard cluster. With continued encouragement being reported by Ashton on diamond testing of the Renard pipes more exploration is expected to take place in 2004. Recently, Dios Exploration announced a joint venture with DeBeers Canada on its claim areas located between the Renard and Beaver Lake pipe clusters. A number of other companies have conducted exploration programs in the region this past Summer.

   Detailed information about the diamond exploration activities of several of these companies in the Otish Mountains Area can be found in the SEDAR regulatory filings submitted by these organizations.

   Compliance with Government Regulation

   We will be required to comply with all regulations, rules and directives of governmental authorities and agencies applicable to the exploration of minerals in the Province of Quebec. In addition, if we progress to the production phase, production of minerals in the Province of Quebec will require prior approval of applicable governmental regulatory agencies. We cannot be certain that such approvals will be obtained. The cost and delay involved in attempting to obtain such approvals cannot be known in advance.

   Employees

   We have no employees as of the date of this prospectus other than our sole officer. We conduct our business largely through agreements with consultants and arms-length third parties.

   Research and Development Expenditures

   We have not incurred any research or development expenditures since our incorporation.

   Subsidiaries

   We have no subsidiaries.

   Patents and Trademarks

   We do not own, either legally or beneficially, any patent or trademark.

   Reports to Security Holders

   At this time, we are not required to provide annual reports to security holders. However, shareholders and the general public may view and download copies of all of our filings with the SEC, including annual reports, quarterly reports, and all other reports required under the Securities Exchange Act of 1934, by visiting the SEC site (http://www.sec.gov) and performing a search of Otish Resources, Inc.'s electronic filings. We plan to register as a reporting company under the Securities Exchange Act of 1934 concurrent with the effectiveness of this registration statement. Thereafter, annual reports will be delivered to security holders as required or they will be available online.


   Plan of Operations

   17    MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

   As of May 25, 2003, we obtained a property report on the mineral claims in the Lac Laparre and Lac Lavellete areas and July 29, 2003, for the Lac Barou Area. This report was prepared by Cargill Consulting Geologists Limited through D. George Cargill, Ph.D.P.Eng., a consulting geological engineer.

   The Geologist recommended an exploration program and budget of glacial till sampling the aeromagnetic anomalies in each of the claim areas. The exploration consisted of prospecting and re-examination of the Marc-Andre uranium occurrence was recommended for the possible occurrence of kimberlitic material.

   Till samples were requested to be taken in a pattern covering a 180 degree arc centered on an azimuth of approximately 235 degrees. Where possible, 3-5 samples spaced approximately 100 meters apart are to be taken to cover an area 200-300 meters down ice from the magnetic target. Samplers are to select sites to attempt to retrieve primary, (basal) locally derived, till material as far as possible and examine local rock fragments in the glacial debris for evidence of magnetic lithologies that could be the source for the aeromagnetic features. The area is locally characterized by a hard, iron oxide cemented gravel layer just blow the surface organic soil material and this layer is to be penetrated in the sample pits to access proper glacial till material.

   The Geologist recommends that till samples be processed using conventional techniques by a reputable laboratory to produce heavy mineral concentrates in the size range plus 0.25 mm and minus 1.0 mm. These are to correspond to standard mesh sieve sizes of approximately plus 60 mesh and minus 10 mesh. The heavy mineral concentrates are to be examined by a trained mineralogist capable of identifying kimberlitic indicator minerals. These mineral grains should be extracted from the concentrates and sent to a reputable laboratory for microprobe analysis and confirmation of possible kimberlitic origin.

   The exploration work is being undertaken by Roscoe Postle Exploration Service. Roscoe Postle is the consulting engineer for a number of companies, including Diatem Resources, Ltd., and will manage a major exploration program based at the Old Eastman mine site. Roscoe Postle collects the till samples and codes each sample. The samples will be sent to SGS Lakefield Research Limited for analysis for kimberlite inducator minerals. Once the results are received by Roscoe Postle, the samples are decoded and the results sent to each company. This procedure ensures that the results are not leaked prematurely by anyone. The final results for the properties are expected to be received early in the first quarter.

   Based on the Geologist's preliminary examination of the aeromagnetic data, there are approximately 6-8 anomalous targets that should be prospected and sampled. Roscoe
   Postle's work should be complete in a 10 day period working out of the Eastmain mine site and using a chartered helicopter.

   Separate budgets were submitted for each of the property areas. The required program to maintain the claims in good standing and adequately evaluate them technically is as follows:

   I - Lac Laparre Claims

   Mobilization-Demob. Share                               $ 2,500
   Geologists, 6 days @ $400                               $ 2,400
   Assistant, 4 days @ $150                                $   600
   Helicopter charter, 4.5 hours @ $1100 per hour          $ 4,950
    Accommodation, food, etc., 12 man days @ 150           $ 1,800
    Sample processing, mineralogy, 16 samples @ $250       $ 4,000
   Microprobe analyses, assaying                           $   750
   Report writing, supervision                             $ 3,500
   Miscellaneous Supplies, sample bags                     $ 1,100

    Total Lac Laparre Claims (2003 Program)                $21,600


   II - Lac Lavellette Claims

   Mobilization-Demob. Share                               $ 2,500
   Geologists, 8 days @ $400                               $ 3,200
   Assistant, 8 days @ $150                                $ 1,200
   Helicopter charter, 7.5 hours @ $1100 per hour          $ 8,250
    Accommodation, food, etc., 8 man days @ 150            $ 1,200
    Sample processing, mineralogy, 14 samples @ $250       $ 3,500
   Microprobe analyses, assaying                           $   750
   Report writing, supervision                             $ 5,800
   Miscellaneous Supplies, sample bags                     $ 1,900

    Total Lac Lavellette Claims (2003 Program)             $28,300


   III - Lac Barou Claims

   Mobilization-Demob. Share                               $ 2,000
   Geologists, 10 days @ $400                              $ 4,000
   Assistant, 10 days @ $150                               $ 1,500
   Helicopter charter, 4.0 hours @ $1100 per hour          $ 4,400
    Accommodation, food, etc., 12 man days @ 150           $ 1,800
    Sample processing, mineralogy, 16 samples @ $250       $ 4,000
   Microprobe analyses, assaying                           $ 1,750
   Report writing, supervision                             $ 4,200
   Miscellaneous Supplies, sample bags                     $ 1,100

    Total Lac Barou Claims (2004 Program)                  $24,750


   The Geologist further recommended that the Lac Laparre and the Lac Lavellette claims be explored before the end of the Summer of 2003 in order to take advantage of the Summer weather conditions in the area. With respect to the Lac Barou claims, the Geologist recommended that the exploratory program begin in the Summer of 2004 to also take advantage of the weather conditions.

   After receiving the reports of the Geologist, the Company committed and has commenced the exploratory work for the Lac Laparre claims. A helicopter was chartered, a Geologist, assistant, and other expenses committed as provided in the budget recommended by the consulting engineer. Currently, the exploration process is continuing and no data or reports have been received. We do not believe that we will be provided with any results until the beginning of the First Quarter of 2004.

   In an effort to be conservative with the Company's funds, we did on the 24th day of July, 2003, option the Lac Lavellette to another mining company, Diadem Resources, Ltd. of Toronto, Canada, in exchange for a gross royalty of 2% of any net proceeds from the sale of any minerals or precious stones derived from a mine located on the Lac Lavellette claims. Diadem Resources was to pay for the exploratory work recommended by the consulting engineer to avoid exploration of the mining claim and to retain the right to acquire the 2% royalty from us at any time up to 90 days after completion of bankable feasibility study for a proposed mine in consideration of the payment to us of the sum of $1,500,000 in cash or thereafter at any time up to 12 months after commencement of commercial production from the proposed mine in consideration of the payment to us of the sum of $2,500,000.

   Based on the recommendations of the consulting engineer, we did not start any exploration program for the Lac Barou claims, but have chosen to wait until the Summer of 2004 as recommended by the Geologist. We currently do not have sufficient funds to commence the Lac Barou exploration program and will look to either optioning the properties to another company or will pursue other funding sources.

   Liquidity and Capital Resources

   We had cash of $38,820 as of September 30, 2003, and had working capital of $38,820 as of September 30, 2003.

   We have not attained profitable operations and are dependent upon obtaining financing to pursue exploration activities. For these reasons our auditors stated in their report that they have substantial doubt we will be able to continue as a going concern.

   18    DESCRIPTION OF PROPERTY

   We currently have office space at Suite 1000, 355 Burrard St.,
   Vancouver BC, at no cost on a month-to-month basis at the offices of the President.

   We currently own 9 mineral claims in the Lac Laparre Region in Central Quebec. These 9 claims (410HA) group located in NTS23D04 located in the Baie Region of Central Quebec. This claim has an advance royalty of $50,000 annually beginning 36 months after the date of our Purchase Agreement on May 15, 2003. We also own 11 mineral claims in the Lac Lavellete Region of Central Quebec. These 11 claims (582HA) in NTS33A02 are also in the Baie Region of Central Quebec. We have also acquired by staking 15 claim groups in NTS areas 33A01 (Lac Barou) which is also located in the Baie Region of Central Quebec.

   19    CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

   None of the following parties has, since our date of incorporation, had any material interest, direct or indirect, in any transaction with us or in any presently proposed transaction that has or will materially affect us, other than noted in this section:

      1.  Any of our directors or officers;
      2. Any person proposed as a nominee for election as a director;
      3. Any person who beneficially owns, directly or indirectly, shares carrying more than 10% of the voting rights attached to our outstanding shares of common stock;
      4.  Any of our promoters;
      5. Any relative or spouse of any of the foregoing persons who has the same house as such person.

   20    MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

   No Public Market for Common Stock

   There is presently no public market for our common stock. We anticipate making an application for trading of our common stock on the NASD over the counter bulletin board upon the effectiveness of the registration statement of which this prospectus forms a part. However, we can provide no assurance that our shares will be traded on the bulletin board or, if traded, that a public market will materialize.

   The Securities Exchange Commission has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or quoted on the Nasdaq system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock, to deliver a standardized risk disclosure document prepared by the Commission, that: (a) contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading;
   (b) contains a description of the broker's or dealer's duties to the customer and of the rights and remedies available to the customer with respect to a violation to such duties or other requirements of Securities' laws; (c) contains a brief, clear, narrative description of a dealer market, including bid and ask prices for penny stocks and the significance of the spread between the bid and ask price; (d) contains a toll-free telephone number for inquiries on disciplinary actions; (e) defines significant terms in the disclosure document or in the conduct of trading in penny stocks; and (f) contains such other information and is in such form, including language, type, size and format, as the Commission shall require by rule or regulation.

   The broker-dealer also must provide, prior to effecting any transaction in a penny stock, the customer with: (a) bid and offer quotations for the penny stock; (b) the compensation of the broker-dealer and its salesperson in the transaction; (c) the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and (d) a monthly account statements showing the market value of each penny stock held in the customer's account. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules; the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitably statement.

   These disclosure requirements may have the effect of reducing the trading activity in the secondary market for our stock if it becomes subject to these penny stock rules. Therefore, if our common stock becomes subject to the penny stock rules, stockholders may have difficulty selling those securities.

   Holders of Our Common Stock

   As of the date of this registration statement, we had seventy-seven (77) registered shareholders.

   Stock Option Grants

   To date, we have not granted any stock options.


   Dividends

   There are no restrictions in our articles of incorporation or bylaws that prevent us from declaring dividends. The Delaware Revised Statutes, however, do prohibit us from declaring dividends where, after giving effect to the distribution of the dividend:

   1. We would not be able to pay our debts as they become due in the usual course of business; or

   2. Our total assets would be less than the sum of our total liabilities plus the amount that would be needed to satisfy the rights of shareholders who have preferential rights superior to those receiving the distribution.

   We have not declared any dividends and we do not plan to declare any dividends in the foreseeable future.

   21    EXECUTIVE COMPENSATION

   Summary Compensation Table

   The table below summarizes all compensation awarded to, earned by, or paid to our sole executive officer for all services rendered in all capacities to us for the current fiscal period ending January 31, 2004.



                       SUMMARY COMPENSATION TABLE


                           Annual Compensation


        Name and         Fiscal      Annual      Restricted Stock
   Principal Position     Year       Bonus         Compensation

   Stan Ford              2003         0                  0


   Fred Cooper            2003         0                  0


                         Long Term Compensation


                        Securities
        Name and        Underlying      Options          All Other
   Principal Position     Awards     No. of Shares     Compensation

   Stan Ford                 0             0                  0


   Fred Cooper               0             0                  0



   Stock Option Grants

   We have also not granted any stock options to the executive officers since February 20,2003.

   22    FINANCIAL STATEMENTS

   INDEPENDENT AUDITORS' REPORT

   To the Board of Directors
     Otish Resources, Inc.
     Vancouver, Quebec

   We have audited the accompanying balance sheet of Otish Resources, Inc. (a Development Stage Company) as of August 31, 2003, and the related statements of expenses, stockholders' equity, and cash flows for the period from inception, February 20, 2003 through August 31, 2003. These financial statements are the responsibility of Otish's management. Our responsibility is to express an opinion on these financial statements based on our audit.

   We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Otish Resources, Inc., as of February 20, 2003, and the results of its operations and its cash flows for the period from inception, February 20, 2003 through August 31, 2003, in conformity with accounting principles generally accepted in the United States of America.




   Malone & Bailey, PLLC
   Houston, Texas
   www.malone-bailey.com

   September 29, 2003



                       OTISH RESOURCES, INC.
                   (A DEVELOPMENT STAGE COMPANY)
                           BALANCE SHEET
                          August 31, 2003



   ASSETS
      Cash                                            $ 38,820




   LIABILITIES AND STOCKHOLDERS' EQUITY



   Current liabilities                                $     0


   STOCKHOLDERS' EQUITY:
     Preferred stock, $.01 par value,
      10,000,000 shares authorized, 0
      shares issued and outstanding
     Class A common stock, $.0001 par
      value, 90,000,000 shares authorized,
      26,481,004 shares issued and outstanding          2,648
     Class B common stock, $.0001 par value,
      10,000,000 shares authorized, 0 shares
      issued and outstanding
     Additional paid in capital                       256,752
     Deficit accumulated during the development
      stage                                          (220,580)
       Total Stockholders' Equity                      38,820


    TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY       $ 38,820




             See accompanying summary of accounting policies
                   and notes to financial statements.



                       OTISH RESOURCES, INC.
                   (A DEVELOPMENT STAGE COMPANY)
                       STATEMENT OF EXPENSES
             Period from February 20, 2003 (Inception)
                      Through August 31, 2003



   General and administrative
     Paid with cash                             $      18,580
     Paid with stock                                  202,000

   Net loss                                     $    (220,580)


   Net loss per share:
     Basic and diluted                          $        (.01)

   Weighted average shares outstanding:
     Basic and diluted                             18,424,689



             See accompanying summary of accounting policies
                   and notes to financial statements.



                       OTISH RESOURCES, INC.
                   (A DEVELOPMENT STAGE COMPANY)
                 STATEMENT OF STOCKHOLDERS' EQUITY
             Period from February 20, 2003 (Inception)
                      through August 31, 2003



                                   Class A common stock
                               Shares              Amount

   Issuance of Class A
   Common
     stock to found in
     February 2003 for
     $.0001 per share        20,000,000           $ 2,000

     for cash in March
     2003 at $.005 per
     share                    4,000,000               400

     for cash in April
     2003 at $0.10 per
     share                    1,020,000               102

     for cash in May 2003
     at $.03 per share          300,000                30

     for cash in May 2003
     at $.06 per share          100,000                10

     for cash in June 2003
     at $.20 per share           61,000                 6

     stock for services by
     director in July 2003
     for $.20 per share       1,000,000               100


   Balances, August 31,
    2003                     24,481,004           $ 2,648



             See accompanying summary of accounting policies
                   and notes to financial statements.



                       OTISH RESOURCES, INC.
                   (A DEVELOPMENT STAGE COMPANY)
                 STATEMENT OF STOCKHOLDERS' EQUITY
             Period from February 20, 2003 (Inception)
                      through August 31, 2003


                                       Deficit
                                     Accumulated
                          Additional  During the
                           Paid in   Development
                           Capital      Stage          Total

   Issuance of Class A
   Common
     stock to found in
     February 2003 for
     $.0001 per share                                 $  2,000

     for cash in March
     2003 at $.005 per
     share                $ 19,600                      20,000

     for cash in April
     2003 at $0.10 per
     share                  10,098                      10,200

     for cash in May 2003
     at $.03 per share       8,970                       9,000

     for cash in May 2003
     at $.06 per share       5,990                       6,000

     for cash in June 2003
     at $.20 per share      12,194                      12,200

     stock for services by
     director in July 2003
     for $.20 per share    199,900                     200,000

   Net loss                            $(220,580)     (220,580)

   Balances, August 31,
    2003                  $256,752     $(220,580)     $ 38,820



             See accompanying summary of accounting policies
                   and notes to financial statements.



                       OTISH RESOURCES, INC.
                   (A DEVELOPMENT STAGE COMPANY)
                      STATEMENT OF CASH FLOWS
             Period from February 20, 2003 (Inception)
                      Through August 31, 2003



   CASH FLOWS FROM OPERATING ACTIVITIES
   Net deficit accumulated during the
      development stage                             $(220,580)
   Adjustments to reconcile net loss to
      cash used in operating activities:
      Stock issued for services                       202,000


   NET CASH USED IN OPERATING ACTIVITIES             ( 18,580)


   CASH FLOWS FROM FINANCING ACTIVITIES
      Sale of stock                                    57,400


   NET CHANGE IN CASH                                  38,820

      Cash balance, beginning                               0

      Cash balance, ending                          $  38,820


   SUPPLEMENTAL DISCLOSURES:
      Interest paid                                 $       0
      Income taxes paid                             $       0



             See accompanying summary of accounting policies
                   and notes to financial statements.



                       OTISH RESOURCES, INC.
                   (A DEVELOPMENT STAGE COMPANY)
                   NOTES TO FINANCIAL STATEMENTS


   NOTE 1 - SUMMARY OF ACCOUNTING POLICIES

   Nature of business. Otish Resources, Inc. ("Otish") was incorporated in Delaware in February 2003 to explore and develop mineral prospects.

   Otish's year ends August 31, 2003.

   Use of Estimates. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the balance sheet. Actual results could differ from those estimates.

   Cash and Cash Equivalents. Cash and cash equivalents include cash and all highly liquid financial instruments with purchased maturities of three months or less.

   Revenue recognition. Otish currently has no revenue recognition policy because Otish has yet to generate revenues.

   Income Taxes. Income taxes are computed using the asset and liability method. Under the asset and liability method, deferred income tax assets and liabilities are determined based on the differences between the financial reporting and tax bases of assets and liabilities and are measured using the currently enacted tax rates and laws. A valuation allowance is provided for the amount of deferred tax assets that, based on available evidence, are not expected to be realized.

   Basic Loss Per Share. Basic loss per share has been calculated based on the weighted average number of shares of common stock outstanding during the period.

   Recent Accounting Pronouncements. Otish does not expect the adoption of recently issued accounting pronouncements to have a significant impact on the Otish's results of operations, financial position or cash flow.

   Stock options and warrants. Otish accounts for stock options and warrants issued to employees under the intrinsic value method. Under this method, Otish recognizes no compensation expense for stock options or warrants granted when the number of underlying shares is known and exercise price of the option or warrant is greater than or equal to the fair market value of the stock on the date of grant. Fair value is used for options and warrants issued to non-employees as compensation. There were no stock options or warrants outstanding as of August 31, 2003

   NOTE 2 - COMMON STOCK

   In February 2003, Otish issued 20,000,000 shares of Class A common stock at par to its founding stockholder in exchange for services during pre-incorporation work in formation of the Corporation and location of properties for diamond exploration within the Otish Mountains.

   In March 2003, Otish sold 4,000,000 shares of common stock to individuals at $.005 per share for $20,000.

   In April 2003, Otish sold 1,020,000 shares of common stock to individuals at $.010 per share for $10,200.

   In May 2003, Otish sold 300,004 shares of common stock to individuals at $.03 per share for $8,700.

   In May 2003, Otish sold 100,000 shares of common stock to individuals at $.06 per share for $6,000.

   In June 2003, Otish sold 61,000 shares of common stock to individuals at $.20 per share for $12,200.

   In July 2003, Otish issued 1,000,000 shares of common stock in exchange for services as a director for one year term at $.20 per share.

   NOTE 3 - INCOME TAXES

      Deferred tax assets          $     2,000
      Valuation allowance               (2,000)
      Net deferred taxes           $         0

   Otish has a net operating loss of about $213,440 as of August
   31, 2003 which can be carried forward for 20 years.

   NOTE 4 - COMMITMENTS

   Otish's principal office is in the office of Otish's president pursuant to an oral agreement on a rent-free month-to-month basis.

   On April 1, 2003, Otish entered into a mineral claim agreement to purchase 11 mineral claims in the Lac Lavallette region of Central Quebec, with advance royalties of $50,000 annually beginning 36 months after the date of the agreement. On July 24, 2003, Otish assigned all of its rights to explore, produce and sell production these claims to Diadem Resources, Ltd., subject to a 2% overriding royalty to Otish.

   On May 15, 2003, Otish entered into a mineral claim agreement to purchase 9 mineral claims in the Lac La Parre Region in Central Quebec, subject to payment of $3,500 by July 15, 2003 and $13,000 within 36 months of date of agreement, with advance royalties of $50,000 annually beginning 36 months after the date of the agreement. As of August 31, 2003, Otish has paid $9,917.

   23    CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON
         ACCOUNTING AND FINANCIAL DISCLOSURE

   We have not changed accountants or experienced any disagreements with our accountants since inception.

                                 PART II

   INFORMATION NOT REQUIRED IN PROSPECTUS

   24    INDEMNIFICATION OF DIRECTORS AND OFFICERS

   Our articles of incorporation do not provide that we will indemnify an officer, director, or former officer or director. We have been advised that in the opinion of the Securities and Exchange Commission indemnification for liabilities arising under the Securities Act of 1933 is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable.

   25    OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

   The following table sets forth the expenses in connection with the issuance and distribution of the securities being registered hereby. All such expenses will be borne by the registrant; none shall be borne by any selling stockholders.

   Securities and Eschange     $ 100
   Commission registration
   fee

   Legal fees and expenses     $ 8,000
   (1)

   Accounting fees and         $ 5,000
   expenses (1)

   Miscellaneous (1)           $ 0

   Total (1)                   $ 13,100


    (1) Estimated

   26    RECENT SALES OF UNREGISTERED SECURITIES

   Otish Resources, Inc. was incorporated in the State of Delaware on February 20, 2003 and 20,000 shares were issued to Stan Ford in reliance on the exemption under Section 4(2) of the Securities Act of 1933, as amended (the "Act"). Such shares were issued to Stan Ford as founders shares as compensation for services.

   In March, 2003, we sold a total of 4,000,000 shares of our common stock to shareholders for a total of $20,000 in reliance on an exemption from registration under Section 4(2) of the Securities Act of 1933. The following sets forth the identity of the class of persons to whom Otish sold these shares and the amount of shares for each shareholder:

    Des Balakrishnan                  400,000
    Richard Banysch                   320,000
    Clay Bridges                      300,000
    David Ciccozzi                    440,000
    Erin Filson                       300,000
    Troy Getz                         500,000
    Ivette Hunsinger                  500,000
    Carla Kelly-Filson                400,000
    Christopher Penner                440,000
    Robert Waters                     400,000


   In April, 2003, we sold a total of 1,020,000 shares of our common stock to shareholders for a total of $ 10,020 in reliance on an exemption from registration under Section 4(2) of the Securities Act of 1933. The following sets forth the identity of the class of persons to whom Otish sold these shares and the amount of shares for each shareholder:

    Danielle Greiner                   70,000
    Don Harris                        100,000
    All-Tex Insurance                 100,000
    Jill Kennedy                      100,000
    David H. Lennox                   100,000
    David Parker                      100,000
    Troy Pope                         100,000
    Maria Raggio                      100,000
    Chandra Rusk                      100,000
    Anabella Smith                    100,000
    Cheryl Clark                       50,000

   In May, 2003, we sold a total of 400,004 shares of our common stock to shareholders for a total of $15,000 in reliance on an exemption from registration under Section 4(2) of the Securities Act of 1933. The following sets forth the identity of the class of persons to whom Otish sold these shares and the amount of shares for each shareholder:

    Kathy Hemby                       166,667
    Fred Thompson                     133,337
    Jane Martin                        50,000
    Drew Johnson                       50,000

   In July, 2003, we issued 1,000,000 shares to Fred Cooper in reliance on the exemption under Section 4(2) of the Securities Act of 1933, as amended (the "Act"). Such shares were issued to this individual as compensation for becoming one of our directors.

   The shares of our common stock qualified for exemption under
   Section 4(2) of the Securities Act of 1933 since the issuance shares by us not involving a public offering. The offering was not a "public offering" as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of shares offered. We did not undertake an offering in which it sold a high number of shares to a high number of investors. In addition, these shareholders had the necessary investment intent as required by Section 4(2) since they agreed to and received a share certificate bearing a legend stating that such shares are restricted pursuant to Rule 144 of the 1933 Securities Act. These restrictions ensure that these shares would not be immediately redistributed into the market and therefore not be part of a "public offering". Based on an analysis of the above factors, we have met their requirements to qualify for exemption under Section 4(2) of the Securities Act of 1933 for this transaction.

   In July, 2003, we completed a Regulation D Rule 506 Offering in which we issued a total of 61,000 shares of our common stock to 49 shareholders for an aggregate offering price of $12,200. The following sets forth the identify of the class of persons to whom Otish sold these shares and the amount of shares for each shareholder.

    Sarah J. Allen                      1,000
    Stacy L. Bagley                     1,000
    Gail Barber                         2,000
    Greg E. Benodyk                     1,000
    Robert Blundon                      1,000
    Clayton K. Bridges                  1,000
    Peter K. Browning                   1,000
    Daphne Carter                       1,000
    Stephen A. Carter                   1,000
    Dave Clarke                         1,000
    Corle G. Clifton                    1,000
    Deecembra Diamond                   1,000
    Nancie Doherty                      1,000
    Alan R. Filson                      5,000
    Erin L. Filson                      1,000
    Herbert Flachman                    1,000
    Gordon D. Ford                      1,000
    Peter Gallegher                     1,000
    Jack L. Harris                      1,000
    W. Donald Haugen                    1,000
    Susan H. Haugen                     1,000
    Jean L. Hill                        1,000
    Cecile Lam                          1,000
    Eric Leest                          1,000
    David H. Lennox                     2,000
    Linda Libin                         1,000
    Courtland L. Logue, Jr.             1,000
    Mary V. McDonald                    1,000
    Richard Nash                        1,000
    John Orton                          1,000
    Terri Orton                         1,000
    Ramona Phemister                    2,000
    Erika Raab                          2,000
    Joseph Raab                         3,000
    Ian Scott Raleigh                   1,000
    John T. Ramsay                      1,000
    Glen Reid                           1,000
    Maurice D. Rohleder                 1,000
    Theodore A. Schwartz                1,000
    Doug Stewart                        1,000
    Carol Tabin                         1,000
    Travis Toll                         1,000
    Harry Urschitz                      1,000
    Scott Van Mol                       1,000
    Jeff Webb                           1,000
    Todd Weeks                          1,000
    Bill Whittle                        2,000
    Kathy Woods                         1,000
    Rick Woods                          1,000
    Wayne Yack                          1,000

   The common stock issued in the Company's Regulation D, Rule 506 offering was issued in a transaction not involving a public offering in reliance upon an exemption from registration provided by Rule 506 of Regulation D of the Securities Act of 1933. In accordance with Section 230.506(b)(1) of the Securities Act of 1933, these shares qualified for exemption under the Rule 506 exemption for this offering since it met the following requirements set forth in Reg. Ss.230.506:

   (A) No general solicitation or advertising was conducted by the Company in connection with the offering of any of the shares.

   (B) At the time of the offering the Company was not: (1) subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act; or (2) an "investment company" within the meaning of the federal securities laws.

   (C) Neither the Company, nor any predecessor of the Company, nor any director of the Company, nor any beneficial owner of 10% or more of any class of the Company's equity securities, nor any promoter currently connected with the Company in any capacity has been convicted within the past ten years of any felony in connection with the purchase or sale of any security.

   (D) The offers and sales of securities by the Company pursuant to the offerings were not attempts to evade any registration or resale requirements of the securities laws of the United States or any of its states.

   (E) None of the investors are affiliated with any director, officer or promoter of the Company or any beneficial owner of 10% or more of the Company's securities.

   All of the shareholders who purchased shares in the 506 offering represented to us that they were accredited and/or sophisticated investors. Please note that pursuant to Rule 506, all shares purchased in the Regulation D Rule 506 offering completed in July, 2003, were restricted in accordance with Rule 144 of the Securities Act of 1933.

   We have never utilized an underwriter for an offering of our securities. Other than the securities mentioned above, we have not issued or sold any securities.

   27    EXHIBITS

   3.1   Certificate of Incorporation of Otish Resources, Inc.

   3.2   By-laws of Otish Resources, Inc.

   5.1   Opinion Heskett & Heskett

   28    UNDERTAKINGS

   (A)   The undersigned Registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

           (i)    Include any prospectus required by Section
                  10(a)(3) of the Securities Act of 1933;

           (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

           (iii)  Include any material information with
                  respect to the plan of distribution not
                  previously disclosed in the registration statement or any material change to such information in the registration statement.

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered theren, and the offering therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

   (B)   Undertaking Required by Regulation S-B, Item 512(e).

   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or controlling persons pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel that the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.


                               SIGNATURES

   In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Vancouver, British Columbia, on November 20, 2003.


   (Registrant)  Otish Resources, Inc.

   By (Signatures and Title) President



   In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated:


     (Signature)    /s/   Stan Ford

     (Title)     President

     (Date)      Nov. 20, 2003



   EXHIBIT 3.1

                     ARTICLES OF INCORPORATION
                                FOR
                       OTISH RESOURCES, INC.

   The undersigned, desiring to form a corporation (the
   "Corporation") under the laws of the State of Delaware, hereby adopts the following Articles of Incorporation:

                             ARTICLE I
                          CORPORATE NAME

   The name of the Corporation is Otish Resources, Inc.

                            ARTICLE II
                              PURPOSE

   The Corporation shall be organized for any and all purposes authorized under state law.

                            ARTICLE III
                        PERIOD OF EXISTENCE

   The period during which the Corporation shall continue is perpetual.

                            ARTICLE IV
                              SHARES

   Section 4.1 Shares. The total number of shares which the corporation shall have the authority to issue is 110,000,000 shares which shall be divided into classes of which 10,000,000 shares having a par value of $0.01 shall be designated Preferred Stock and 100,000,000 shares having a par value of $0.0001 shall be designated common stock, of which 90,000,000 are Class A Common Shares and 10,000,000 are Class B Common Shares.

   Section 4.2 Common Shares. The relative rights, preferences and limitations of the Class A Common Shares and Class B Common Shares are identical in all respects, except that the Directors are authorized to adopt an employee stock option plan and thereby establish the rights, preferences, powers, qualifications, limitations, or restrictions of the Class B Common Shares, subject to the limitations prescribed by law.

   Section 4.3 Preferred Stock. The board of directors is authorized, subject to limitations prescribed by law, to provide for the issuance of shares of Preferred Stock in one or more series, to establish the number of shares to be included in each series, and to fix the designation, powers, preferences, and rights of the shares of each series, and any qualifications, limitations, or restrictions thereof.

   Section 4.4 Other Powers of the Board of Directors With
   Respect to Shares.

     (a) The board of directors may effectuate dividends payable in shares by issuance of shares of any class or series to holders of shares of any other class or series.

     (b) The board of directors may issue rights and options to acquire shares upon such terms as the board of directors shall determine.

                             ARTICLE V
                    REGISTERED OFFICE AND AGENT

   The registered office in the State of Delaware is to be located at 1209 Orange Street, Wilmington, DE 19801. The name of the registered agent at that address is The Corporation
   Trust Company.

                            ARTICLE VI
                           INCORPORATOR

   The name and address of the incorporator is John Heskett, 501
   S. Johnstone, Suite 501, Bartlesville, Oklahoma, 74003.

   I, the undersigned, being the Incorporator, for the purpose of forming a corporation under the laws of the State of Delaware do make, file and record this Certificate and do certify that the facts herein stated are true.

   Witness my hand this 20th day of February, 2003.


   /s/ John Heskett
   John Heskett, Incorporator




   EXHIBIT 3.2

                              BYLAWS
                                OF
                       OTISH RESOURCES INC.
                     (A Delaware Corporation)


                                ARTICLE I

   STOCKHOLDERS

   1. CERTIFICATES REPRESENTING STOCK. Every holder of stock in the corporation shall be entitled to have a certificate signed by, or in the name of, the corporation by the Chairman or Vice-Chairman of the Board of Directors, if any, or by the President or a Vice-President and by the Treasurer or an Assistant Treasurer or the Secretary or an Assistant Secretary of the corporation or by agents designated by the Board of Directors, certifying the number of shares owned by him in the corporation and setting forth any additional statements that may be required by the General Corporation Law of the State of Delaware (General Corporation Law). If any such certificate is countersigned or otherwise authenticated by a Transfer Agent or Transfer Clerk, and by a Registrar, a facsimile of the signature of the officers, the Transfer Agent or Transfer Clerk or the Registrar of the corporation may be printed or lithographed upon the certificate in lieu of the actual signatures. If any officer or officers who shall have signed, or whose facsimile signature or signatures shall have been used on any certificate or certificates shall ceased to be such officer or officers of the corporation before such certificate or certificates shall have been delivered by the corporation, the certificate or certificates may nevertheless be adopted by the corporation and be issued and delivered as though the person or persons who signed such certificate or certificates, or whose facsimile signature or signatures shall have been used thereon, had not ceased to be such officer or officers of the corporation.

   Whenever the corporation shall be authorized to issue more than one class of stock or more than one series of any class of stock, the certificates representing stock of any such class or series shall set forth thereon the statements prescribed by the General Corporation Law. Any restrictions on the transfer or registration of transfer of any shares of stock of any class or series shall be noted conspicuously on the certificate representing such shares.

   The corporation may issue a new certificate of stock in place of any certificate theretofore issued by it, alleged to have been lost, stolen, or destroyed, and the Board of Directors may require the owner of any lost, stolen, or destroyed certificate, or his legal representative, to give the corporation a bond sufficient to indemnify the corporation against any claim that may be made against it on account of the alleged loss, theft, or destruction of any such certificate or the issuance of any such new certificate.

   2. FRACTIONAL SHARE INTERESTS. The corporation is not obliged to but may execute and deliver a certificate for or including a fraction of a share. In lieu of executing and delivering a certificate for a fraction of a share, the corporation may proceed in the manner prescribed by the provisions of Section 155 of the General Corporation Law.

   3. STOCK TRANSFERS. Upon compliance with provisions restricting the transfer or registration of transfer of shares of stock, if any, transfer or registration of transfers of shares of stock of the corporation shall be made only on the stock ledger of the corporation by the registered holder thereof, or by his attorney thereunto authorized by Power of Attorney duly executed and filed with the Secretary of the corporation or with a Transfer Agent or a Registrar, if any, and on the surrender of the certificate or certificates for such shares of stock properly endorsed and the payment of all taxes, if any, due thereon.

   4. RECORD DATE FOR STOCKHOLDERS. For the purpose of determining the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or to express consent to corporation action in writing without a meeting, or entitled to receive payment of any dividend or other distribution or the allotment of any rights, or entitled to exercise any rights in respect of any change, conversion, or exchange of stock or for the purpose of any other lawful action, the Directors may fix, in advance, a record date, which shall not be more than sixty days nor less than ten days before the date of such meeting not more than sixty days prior to any other action. If no record date is fixed the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which the meeting is held; the record date for determining stockholders entitled to express consent to corporation action in writing without a meeting, when no prior action by the Board of Directors is necessary, shall be the day on which the first written consent is expressed; and the record date for determining stockholders for any other purpose shall be at the close of business on the day on which the Board of Directors adopts the Resolution relating thereto. A determination of the stockholders of record entitled to notice of or to vote at any meeting of stockholders shall apply to any adjournment of the meting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

   5. MEANING OF CERTAIN TERMS. As used in these Bylaws in respect of the right to notice of a meeting of stockholders or a wavier thereof or to participate or vote thereat or to consent or dissent in writing in lieu of a meeting, as the case may be, the term "share" or "shares" or "share of stock" or "shares of stock" or "stockholder" or "stockholders" refers to an outstanding share or shares of stock and to a holder or holders of record of outstanding shares of stock when the corporation is authorized to issue only one class of shares of stock, and said reference is also intended to include any outstanding share or shares of stock and any holder or holders of record of outstanding shares of stock of any class upon which or upon whom the Articles of Incorporation confers such rights where there are two or more classes or series of shares of stock or upon which or upon who the General Corporation Law confers such rights notwithstanding that the Articles of Incorporation may provide for more than one class or series of shares of stock, one or more of which are limited or denied such rights thereunder; provided, however, that no such right shall vest in the event of an increase or a decrease in the authorized number of shares of stock of any class or series which is otherwise denied voting rights under the provisions of the Articles of Incorporation.

   6. STOCKHOLDER MEETINGS.

   - TIME. The annual meeting shall be held on the date and at the time fixed, from time to time, by the Directors, provided, that the first annual meeting shall be held on a date within thirteen months after the organization of the corporation, and each successive annual meeting shall be held on a date within thirteen months after the date of the preceding annual meeting. A special meeting shall be held on the date and at the time fixed by the Directors.

   - PLACE. Annual meetings and special meetings shall be held at such place, within or without the State of Delaware, as the Directors may, from time to time, fix.

   - CALL. Annual meetings and special meetings may be called by the Directors or by any officer instructed by the Directors to call the meeting.

   - NOTICE OR WAIVER OF NOTICE. Notice of all meetings shall be in writing and signed by the President or a Vice-President, or the Secretary, or an Assistant Secretary, or by such other person or persons as the Directors must designate. The notice must state the purpose or purposes for which the meeting is called and the time when, and the place, where it is to be held. A copy of the notice must be either delivered personally or mailed postage prepaid to each stockholder not less than ten nor more than sixty days before the meeting. If mailed, it must be directed to the stockholder at his address as it appears upon the records of the corporation. Any stockholder may waive notice of any meeting by a writing signed by him, or his duly authorized attorney, either before or after the meeting; and whenever notice of any kind is required to be given under the provisions of the General Corporation Law, a waiver thereof in writing and duly signed whether before or after the time stated therein, shall be deemed equivalent thereto.

   - CONDUCT OF MEETING. Meetings of the stockholders shall be presided over by one of the following officers in the order of seniority and if present and acting - the Chairman of the Board, if any, the Vice-Chairman of the Board, if any, the President, a Vice-President, or, if none of the foregoing is in office and present and acting, by a Chairman to be chosen by the stockholders. The Secretary of the corporation, or in his absence, an Assistant Secretary, shall act as the Secretary of every meeting, but if neither the Secretary nor an Assistant Secretary is present the Chairman of the meeting shall appoint a Secretary of the meeting.

   - PROXY REPRESENTATION. At any meeting of stockholders, any stockholder may designate another person or persons to act for him by proxy in any manner described in, or otherwise authorized by, the provisions of Section 212 of the General
   Corporation Law.

   - INSPECTORS. The Directors, in advance of any meeting, may, but need not, appoint one or more Inspectors of Election to act at the meeting or any adjournments thereof. If an Inspector or Inspectors are not appointed, the person presiding at the meeting may, but need not, appoint one or more Inspectors. In case any person who may be appointed as an Inspector fails to appear or act, the vacancy may be filled by appointment made by the Directors in advance of the meeting or at the meeting by the person presiding thereat. Each Inspector, if any, before entering upon the discharge of his duties, shall take and sign an oath faithfully to execute the duties of Inspector at such meeting with strict impartiality and according to the best of his ability. The Inspectors, if any, shall determine the number of shares of stock outstanding and the voting power of each, the shares of stock represented at the meeting, the existence of a quorum, the validity and effect of proxies, and shall receive votes, ballots or consents, hear and determine all challenges and questions arising in connection with the right to vote, count and tabulate all votes, ballots or consents, determine the result, and do such acts as are proper to conduct the election or vote with fairness to all stockholders. On request of the person presiding at the meeting, the Inspector or Inspectors, if any, shall make a report in writing of any challenge, question or matter determined by him or them and execute a certificate of any fact found by him or them.

   - QUORUM. Stockholders holding at least a majority of the voting power are necessary to constitute a quorum at a meeting of stockholders for the transaction of business unless the action to be taken at the meeting shall require a greater proportion. The stockholders present may adjourn the meeting despite the absence of a quorum.

   - VOTING. Each share of stock shall entitle the holder thereof to one vote. In the election of Directors, a plurality of the votes cast shall elect. Any other action is approved if the number of votes cast in favor of the action exceeds the number of votes cast in opposition to the action, except where the General Corporation Law, the Articles of Incorporation, or these Bylaws prescribe a different percentage of votes and/or a different exercise of voting power. In the election of Directors, voting need not be by ballot; and, except as otherwise may be provided by the General Corporation Law, voting by ballot shall not be required for any other action.

   Stockholders may participate in a meeting of stockholders by means of a conference telephone or similar method of communication by which all persons participating in the meeting can hear each other.

   - STOCKHOLDER ACTION WITHOUT MEETINGS. Except as may otherwise be provided by the General Corporation Law, any action required or permitted to be taken at a meeting of the stockholders may be taken without a meeting if a written consent thereto is signed by stockholders holding at least a majority of the voting power; provided that if a different proportion of voting power is required for such an action at a meeting, then that proportion of written consents is required.
    In no instance where action is authorized by written consent need a meeting of stockholders be called or noticed.


                            ARTICLE II

                             DIRECTORS

   1. FUNCTIONS AND DEFINITION. The business and affairs of the corporation shall be managed by the Board of Directors of the corporation. The Board of Directors shall have authority to fix the compensation of the members thereof for services in any capacity. The use of the phrase "whole Board" herein refers to the total number of Directors which the corporation would have if there were no vacancies.

   2. QUALIFICATIONS AND NUMBER. Each Director must be at least 18 years of age. A Director need not be a stockholder or a resident of the State of Delaware. The initial Board of Directors shall consist of one person. Thereafter the number of Directors constituting the whole Board shall be at least one. Subject to the foregoing limitation and except for the first Board of Directors, such number may be fixed from time to time by action of the stockholders or of the Directors, or, if the number is not fixed, the number shall be two. The number of Directors may be increased or decreased by action of the stockholders or of the Directors.

   3. ELECTION AND TERM. Directors may be elected in the manner prescribed by the provisions of Sections 141 through 142 of the General Corporation Law of Delaware. The first Board of Directors shall hold office until the first election of Directors by stockholders and until their successors are elected and qualified or until their earlier resignation or removal. Any Director may resign at any time upon written notice to the corporation. Thereafter, Directors who are elected at an election of Directors by stockholders, and Directors who are elected in the interim to fill vacancies and newly created directorships, shall hold office until the next election of Directors by stockholders and until their successors are elected and qualified or until their earlier resignation or removal. In the interim between elections of Directors by stockholders, newly created directorships and any vacancies in the Board of Directors, including any vacancies resulting from the removal of Directors for cause or without cause by the stockholders and not filled by said stockholders, may be filled by the vote of a majority of the remaining Directors then in office, although less than a quorum, or by the sole remaining Director.

   4. MEETINGS.

   - TIME. Meetings shall be held at such time as the Board shall fix, except that the first meeting of a newly elected
   Board shall be held as soon after its election as the Directors may conveniently assemble.

   - PLACE. Meetings shall be held at such place within or without the State of Delaware as shall be fixed by the Board.

   - CALL. No call shall be required for regular meetings for which the time and place have been fixed. Special meetings may be called by or at the direction of the Chairman of the Board, if any, the Vice-Chairman of the Board, if any, or the President, or by a majority of Directors in office.

   - NOTICE OR ACTUAL CONSTRUCTIVE WAIVER. No notice shall be required for regular meetings for which the time and place have been fixed. Written, oral, or any other mode of notice of the time and place shall be given for special meetings in sufficient time for the convenient assembly of the Directors thereat. Notice if any need not be given to a Director or to any member of a committee of directors who submits a written waiver of notice signed by him before or after the time stated therein.

   - QUORUM AND ACTION. A majority of Directors then in office, at a meeting duly assembled, shall constitute a quorum. A majority of the Directors present, whether or not a quorum is present, may adjourn a meeting to another time and place. Except as the Articles of Incorporation or these Bylaws may otherwise provide, and except as otherwise provided by the General Corporation Law, the act of the Directors holding a majority of the voting power of the Directors, present at a meeting at which quorum is present, is the act of the Board. The quorum and voting provisions herein stated shall not be construed as conflicting with any provisions of the General Corporation Law and these Bylaws which govern a meeting of Directors held to fill vacancies and newly created directorships in the Board or action of disinterested Directors.

   Members of the Board or of any committee which may be designated by the Board may participate in a meeting of the Board or of any such committee, as the case may be, by means of a telephone conference or similar method of communication by which all persons participating in the meeting hear each other. Participation in a meeting by said means constitutes presence in person at the meeting.

   - CHAIRMAN OF THE MEETING. The Chairman of the Board, if any and if present and acting, shall preside at all meetings. Otherwise, the Vice-Chairman of the Board, if any and if present and acting, or the President, if present and acting, or any other Director chosen by the Board, shall preside.

   5. REMOVAL OF DIRECTORS. Any or all of the Directors may be removed for cause or without cause in accordance with the provisions of the General Corporation Law.

   6. COMMITTEES. Whenever its number consists of two or more, the Board of Directors may designate one or more committees which have such powers and duties as the Board shall determine. Any such committee, to the extent provided in the Resolution or Resolutions of the Board, shall have and may exercise the powers and authority of the Board of Directors in the management of the business and affairs of the corporation and may authorize the seal or stamp of the corporation to be affixed to all papers on which the corporation desires to place a seal or stamp. Each committee must include at least one Director. The Board of Directors may appoint natural persons who are not Directors to serve on committees.

   7. WRITTEN ACTION. Any action required or permitted to be taken at a meeting of the Board of Directors or of any committee thereof may be taken without a meeting if, before or after the action, a written consent thereto is signed by all members of the Board or of the committee, as the case may be.

                               ARTICLE III

   1. OFFICERS. The corporation must have a President, a Secretary, and a Treasurer, and, if deemed necessary, expedient, or desirable by the Board of Directors, a Chairman of the Board, a Vice-Chairman of the Board, an Executive Vice-President, one or more other Vice-Presidents, one or more Assistant Secretaries, one or more Assistant Treasurers, and such other officers and agents with such title as the Resolution choosing them shall designate. Each of any such officers must be natural persons and must be chosen by the Board of Directors or chosen in the manner determined by the Board of Directors.

   2. QUALIFICATIONS. Except as may otherwise be provided in the Resolution choosing him, no officer other than the Chairman of the Board, if any, and the Vice-Chairman of the Board, if any, need be a Director.

   3. TERM OF OFFICE. Unless otherwise provided in the Resolution choosing him, each officer shall be chosen for a term which shall continue until the meeting of the Board of Directors following the next annual meeting of stockholders and until his successor shall have been chosen or until his resignation or removal before the expiration of his term.

   Any officer may be removed, with or without cause, by the Board of Directors or in the manner determined by the Board.

   Any vacancy in any office may be filled by the Board of Directors or in the manner determined by the Board.

   4. DUTIES AND AUTHORITY. All officers of the corporation shall have such authority and perform such duties in the management and operation of the corporation as shall be prescribed in the Resolution designating and choosing such officers and prescribing their authority and duties, and shall have such additional authority and duties as are incidental to their office except to the extent that such Resolutions or instruments may be inconsistent therewith.


                            ARTICLE IV

                         REGISTERED OFFICE

   The location of the initial registered office of the corporation in the State of Delaware is the address of the initial Resident Agent of the corporation, as set forth in the original Articles of Incorporation.

   The corporation shall maintain at said registered office a copy, certified by the Secretary of State of the State of Delaware, of its Articles of Incorporation, and all amendments thereto, and a copy, certified by the Secretary of the corporation, of these Bylaws, and all amendments thereto. The corporation shall also keep at said registered office a stock ledger or a duplicate stock ledger, revised annually, containing the names, alphabetically arranged, of all persons who are stockholders of the corporation, showing their places of residence, if known, and the number of shares held by them respectively or a statement setting out the name of the custodian of the stock ledger or duplicate stock ledger, and the present and complete post office address, including the street and number, if any, where such stock ledger or duplicate stock ledger is kept.

                             ARTICLE V

                      CORPORATE SEAL OR STAMP

   The corporate seal or stamp shall be in such form as the Board of Directors may prescribe.

                            ARTICLE VI

                            FISCAL YEAR

   The fiscal year of the corporation shall be fixed, and shall be subject to change, by the Board of Directors.

                            ARTICLE VII

                        CONTROL OVER BYLAWS

   The power to amend, alter, and repeal these Bylaws and to make new Bylaws shall be vested in the Board of Directors subject to the Bylaws, if any, adopted by the stockholders.

   I HEREBY CERTIFY that the foregoing is a full, true and correct copy of the Bylaws of Otish Resources Inc., a Delaware corporation, as in effect on the date hereof.

   WITNESS my hand and the seal or stamp of the corporation.

   Dated: February 21, 2003


   By: /s/ Stan Ford
       Stan Ford
       President of Otish Resources Inc.

   ATTEST:

   /s/ Stan Ford
   Secretary

   [ S E A L ]



   EXHIBIT 5.1

HESKETT & HESKETT
ATTORNEYS AT LAW
JACK HESKETT   501 SOUTH JOHNSTONE, SUITE 501   TELEPHONE (918)336-1773
JOHN HESKETT   BARTLESVILLE, OKLAHOMA 74003     FACSIMILE (918)336-3152
BILL HESKETT   (1933-1993)                      EMAIL: HESKLAW@AOL.COM

                            20 November 2003

   Stan Ford, President
   Otish Resources, Inc.
   #1000 355 Burrard Street
   Vancouver, BC

   Dear President Ford:

   You have requested our opinion, as counsel for Otish Resources, Inc., a Delaware corporation (the "Company"), in connection with the registration statement on Form SB-2 (the "Registration Statement"), under the Securities Act of 1933 (the "Act"), being filed by the Company with the Securities and Exchange Commission.

   The Registration Statement relates to an offering of 5,481,004 shares of the Company's common stock.

   We have examined such records and documents and made such examination of laws as we have deemed relevant in connection with this opinion. It is our opinion that the shares of common stock, when issued, delivered, and paid for, will be fully paid validly issued and non-assessable.

   No opinion is expressed herein as to any laws other than the State of Delaware of the United States.

   We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to reference to our firm under the caption "Legal Matters" in the Registration Statement. In so doing, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act and the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

   Very truly yours,


   /s/ John Heskett
   John Heskett

   JFH:dc